UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Date of Report (Date of earliest event reported): July 8, 2011 (June 22, 2011)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Third Amended and Restated Advisory Management Agreement

On July 5, 2011, Behringer Harvard Opportunity REIT II, Inc. (the “Company”) and Behringer Harvard Opportunity Advisors II, LLC, the Company’s external advisor (the “Advisor”), entered into the Third Amended and Restated Advisory Management Agreement (the “Third Advisory Agreement”) to amend certain terms regarding the reimbursement of organization and offering expenses in connection with the Offering (as defined below).

Pursuant to the Third Advisory Agreement, the Company will not reimburse the Advisor for any additional organization and offering expenses (other than selling commissions and the dealer manager fee) incurred on the Company’s behalf until the completion of the Company’s “best efforts” follow-on public offering of up to $737,500,000 in shares of the Company’s common stock (Commission File No. 333-169345) (the “Offering”).  In connection with the Company’s initial public offering that commenced on January 21, 2008 and terminated on July 3, 2011 (Commission File No. 333-140887) (the “Initial Public Offering”), the Company reimbursed the Advisor for $7.5 million of organization and offering expenses (other than selling commissions and the dealer manager fee) that it had incurred on the Company’s behalf since January 1, 2009.  On October 9, 2009, the Advisor waived $3.5 million of organization and offering expenses (other than selling commissions and the dealer manager fee) it had incurred on the Company’s behalf through December 31, 2008.

Upon completion of the Offering, the Advisor will reimburse the Company to the extent that the total amount spent on organization and offering expenses in both the Initial Public Offering and the Offering (other than selling commissions and the dealer manager fee) since January 1, 2009 exceeds 1.5% of the gross proceeds raised in the Initial Public Offering and the Offering; however, if the Company has not reimbursed the Advisor in excess of 1.5% of the gross proceeds raised in both the Initial Public Offering and the Offering, the Company will reimburse the Advisor for any additional organization and offering expenses it incurs up to the 1.5% limit.

In all other material respects, the terms of the Third Advisory Agreement remain unchanged.

Dealer Manager Agreement

On July 5, 2011, the Company entered into a Dealer Manager Agreement (the “Dealer Manager Agreement”), with Behringer Securities LP (“Behringer Securities”), an indirect wholly-owned subsidiary of Behringer Harvard Holdings, LLC, the Company’s sponsor, pursuant to which Behringer Securities will act as the Company’s dealer manager in connection with the Offering.  The terms of the Dealer Manager Agreement are the same in all material respects as the terms of the dealer manager agreement entered with Behringer Securities on January 4, 2008 in connection with the Initial Public Offering.

Item 7.01               Regulation FD Disclosure.

On July 6, 2011, the Company began distribution of its 2011 First Quarter Report Summary.  A copy of the 2011 First Quarter Report Summary, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 8.01               Other Events.

Follow-On Offering

On July 5, 2011, the Offering was declared effective by the Securities and Exchange Commission.  The Company is offering a maximum of 50,000,000 shares of its common stock to the public in a primary offering through Behringer Securities.  The shares are being offered at a price of $10.00 per share with discounts available to certain categories of purchasers.  The Company is also offering 25,000,000 shares for sale pursuant to its distribution reinvestment plan at a price of $9.50 per share.  The Company reserves the right to reallocate the shares of common stock registered in the Offering between the primary offering and the distribution reinvestment plan.  The Offering is expected to terminate on or before July 5, 2013.

Distributions

On June 22, 2011, the Company’s board of directors authorized distributions payable to the stockholders of record each day for July 1, 2011 through September 30, 2011.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0013699 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 5.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution may constitute a return of capital for tax purposes.  There is no assurance that we will continue to declare distributions or at this rate.

Item 9.01               Financial Statements and Exhibits.

(d)     Exhibits.

1.1       Dealer Manager Agreement, dated July 5, 2011

10.1     Third Amended and Restated Advisory Management Agreement, dated July 5, 2011

99.1     2011 First Quarter Report Summary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: July 8, 2011	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate Development & Legal

Exhibit Index

Exhibit No.	Description

1.1	Dealer Manager Agreement dated July 5, 2011

10.1	Third Amended and Restated Advisory Management Agreement dated July 5, 2011

99.1	2011 First Quarter Report Summary